SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 16, 2007 (August 10, 2007)
Hayes Lemmerz International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50303	32-0072578

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
15300 Centennial Drive, Northville, Michigan 48168

(Address of principal executive offices) (Zip Code)
(734) 737-5000

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Executive Compensation Arrangements.
     On August 10, 2007, the Compensation Committee of the Board of Directors of Hayes Lemmerz International, Inc. (the “Company”) approved certain arrangements with respect to the compensation of the Company’s executive officers. The matters approved included a one-time bonus payment and setting target awards under the Company’s 2007 Short Term Incentive Plan (the “STIP”). The one-time bonus and target STIP awards for the Company’s Named Executive Officers, as defined in the Proxy Statement dated May 31, 2007 for the Company’s 2007 Annual Meeting, are summarized in the following table:

		Target
		STIP
Name	Bonus	Award
Curtis J. Clawson	$453,000	$800,000
James A. Yost	160,000	270,000
Fred Bentley	244,000	410,000
Patrick C. Cauley	124,000	183,600
Daniel M. Sandberg	—	210,000
     The one-time bonus payment is intended to compensate the executives for prior awards under the LTIP that were significantly below market levels. The one-time bonus is payable on the next scheduled payroll date.
     Target STIP awards will be paid pursuant to the STIP if the Company achieves certain financial performance metrics at the target levels in its annual operating plan. The financial metrics on which the STIP awards are determined are earnings before interest and taxes and free cash flow. Each financial metric is considered separately in determining the amount of the STIP award earned and each accounts for 50% of the STIP award if both financial metrics are achieved at the target levels. However, no STIP awards will be paid unless the Company achieves positive free cash flow. The maximum amount of a STIP award is 200% of the target STIP award. Additionally, the maximum payout with respect to either financial metric may not exceed 200% of the award payable with respect to such metric at the target level. The target financial metrics may be adjusted in the discretion of the Compensation Committee to take into account the impact of matters such as the Company’s securitization facility, refinancing activities, asset impairments and divestitures. The Compensation Committee also has the discretion to increase or decrease the STIP award to an executive officer by up to 20% based on individual performance.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYES LEMMERZ INTERNATIONAL, INC.
By:	/s/ Patrick C. Cauley
Patrick C. Cauley
Vice President, General Counsel and Secretary

Dated: August 16, 2007